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Exhibit 99.1

[Equity Oil Letterhead]

NEWS RELEASE
RELEASED AT 10:00 AM MDT September 12, 2003
CONTACTS:	Paul Dougan, President
Dave Donegan, Vice President
(801) 521-3515

Equity Oil Company Retains Petrie Parkman & Co. to Evaluate Strategic Alternatives

        SALT LAKE CITY—(PR Newswire)—September 12, 2003—Equity Oil Company (NASDAQ NM: EQTY) announced today that it has retained Petrie Parkman & Co. to assist the Company in evaluating strategic alternatives, including a potential merger or sale of the Company. There can be no assurance that a transaction will be entered into or completed as a result of this process.

About Equity Oil Company

        Equity Oil Company is an independent oil and gas exploration and production company with operations focused in hydrocarbon-rich basins in California, Colorado, North Dakota and Wyoming. The Company's estimated proved reserves, as of December 31, 2002, were 10.5 million barrels of oil and 36.6 billion cubic feet of natural gas, or 16.6 million barrels of oil equivalent ("BOE"). The Company's production for the quarter ended June 30, 2003 averaged 3,154 BOE per day and was comprised of approximately 50% oil and 50% gas.

        Equity's headquarters are in Salt Lake City, Utah with technical and operating offices in Denver, Colorado and Cody, Wyoming. The company's common stock trades as EQTY on the NASDAQ National Market System.

Forward-looking Statement

        This press release may contain projections and other forward-looking statements within the meaning of federal securities laws. Any such projections or statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company's periodic reports filed with the Securities and Exchange Commission. Such factors include, among others, risks inherent in exploration and development activities generally, mechanical risks, risks that reserve estimates are inaccurate and uncertainties regarding future gas and oil prices and the availability of capital.

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  Exhibit 99.1